EXHIBIT 8.1

Form of Opinion of Arent Fox PLLC

November __, 2006 Orange REIT, Inc. 78 Okner Parkway Livingston, NJ 07039	Jeffrey E. Jordan 202.857.6473 DIRECT 202.857.6395 FAX jordan.jeffrey@arentfox.com

Gentlemen:

You have requested certain opinions regarding the application of U.S. federal income tax laws to Orange REIT, Inc., a Maryland corporation (the “Company”), in connection with the registration and proposed sale of up to 20,066,667 shares of common stock of the Company, par value $.01 per share (the “Shares”), pursuant to the Registration Statement on Form S-11 (File No. 333-131677), as amended, which was filed by the Company under the Securities Act of 1933 (the “Registration Statement”).

In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following: (1) the Registration Statement (including all exhibits thereto and all amendments made thereto through the date hereof), (2) the Company’s Articles of Incorporation and Bylaws, together with all amendments thereto, (3) certain written representations of the Company contained in a letter to us dated on or about the date hereof and (4) such other documents or information as we have deemed necessary to render the opinions set forth in this letter. In our review, we have assumed, with your consent, that (a) any documents that we reviewed in proposed form will be executed in substantially the same form, (b) all of the representations and statements set forth in the foregoing documents are true and correct and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Company’s Articles of Incorporation, have been or will be performed or satisfied in accordance with their terms, (c) the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year and (d) no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies and the authenticity of the originals from which any copies were made.

Unless facts material to the opinions expressed herein are specifically stated to have been independently established or verified by us, we have relied as to such facts solely upon the representations made by the Company. To the extent that any representations of the Company are made with respect to matters set forth in the Internal Revenue Code of 1986, as amended (the “Code”) or the regulations promulgated thereunder (including any Temporary and Proposed Regulations, the “Treasury Regulations”), we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Treasury Regulations and published administrative interpretations thereof.

Orange REIT, Inc.

November __, 2006

Based upon, and subject to, the foregoing, we are of the opinion as follows:

1. Commencing with the Company’s taxable year beginning January 1, 2007, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and the Company’s organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

2. The descriptions of the law and the legal conclusions contained in the prospectus included in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Shares.

The opinions set forth in this letter are based on existing law as contained in the Code, Treasury Regulation, and interpretations of the foregoing by the Internal Revenue Service (“IRS”) and by the courts in effect (or, in case of certain Proposed Regulations, proposed) as of the date hereof, all of which are subject to change, both retroactively or prospectively, and to possibly different interpretations. Moreover, the Company’s ability to achieve and maintain qualification as a REIT depends upon its ability to achieve and maintain certain diversity of stock ownership requirements and, through actual annual operating results, certain requirements under the Code regarding its income, assets and distribution levels. No assurance can be given that the actual ownership of the Company’s stock and its actual operating results and distributions for any taxable year will satisfy the tests necessary to achieve and maintain its status as a REIT. We assume no obligation to update the opinions set forth in this letter. We believe that the conclusions expressed herein, if challenged by the IRS, would be sustained in court. Because our positions are not binding upon the IRS or the courts, however, there can be no assurance that contrary positions may not be successfully asserted by the IRS.

The foregoing opinions are limited to the specific matters covered thereby and should not be interpreted to imply that we have offered our opinion on any other matter.

We hereby consent to the use and filing of this opinion letter as an exhibit to the Registration Statement and to all references to us in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

ARENT FOX PLLC